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                                                                     EXHIBIT 8.1


                     [Letterhead of Vinson & Elkins L.L.P.]


February 8, 2002


US Unwired Inc.
901 Lakeshore Drive
Lake Charles, LA  70601


Ladies and Gentlemen:

     We have acted as counsel for US Unwired Inc., a Louisiana corporation (the "Company"), in connection with the proposed merger (the "Merger") of Northeast Unwired Inc., a Delaware corporation (the "Merger Sub") and wholly-owned subsidiary of Louisiana Unwired, LLC, a Louisiana limited liability company that is a wholly-owned subsidiary of the Company, with and into IWO Holdings, Inc., a Delaware corporation ("IWO"), pursuant to the Agreement and Plan of Merger dated as of December 19, 2001 by and among the Company, Merger Sub and IWO (the "Merger Agreement"). At your request, in connection with the filing of the registration statement on Form S-4 with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement"), we have reviewed the description set forth therein under the caption "Material United States Federal Income Tax Consequences of the Merger" and have concluded that the statements of legal conclusions set forth in that description constitute our opinion as to the anticipated United States federal income tax consequences of the Merger.

     In connection with rendering our opinion, we have reviewed (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other documents and corporate records as we have deemed necessary or appropriate. We have also assumed that the representations and warranties contained in the Merger Agreement and the facts set forth in the Registration Statement were true, correct and complete when made and will continue to be true, correct and complete through the effective time of the Merger, and that the parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement.

     Our opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, regulations (and administrative pronouncements) promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts, all as of the date hereof, all of which are subject to change with prospective or retroactive effect, and our opinion could be adversely affected or rendered obsolete by such change.

     We hereby consent to the use of our name under the heading "Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement and the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                          Very truly yours,


                                          /s/ Vinson & Elkins L.L.P.
                                          ---------------------------
                                          Vinson & Elkins L.L.P.